AMERICAN CONSUMERS, INC.
                            NET LOSS PER COMMON SHARE

                                   EXHIBIT 11

                                                 THIRTEEN WEEKS ENDED
                                              --------------------------
                                               August 27,    August 28,
                                                  2005          2004
                                              ------------  ------------
Net loss for computing loss per common share  $    (3,901)  $  (124,884)
                                              ============  ============



Weighted average number of common shares
  outstanding during each period                  803,988       811,910
                                              ============  ============



Net loss per common share                     $    (0.005)  $    (0.154)
                                              ============  ============